EXHIBIT 3.15
Certificate of incorporation
of

improve, manage, develop, sell, assign» trax ¦¦*’,’• ‘ ; leaset mortgage, pledge, or otherwise dispose of or turn deal vith all or any part of the property of thj| pcraticn and from time to time to vary any investment or ployr nt ef capital of the corporation; o borrow money, btïù to make ana issue note3f 1 debentures, obligations and evidences indebtedness ;,, secured by mortgage, pledge or otherwise , out limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description;

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce, and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise;

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized;

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign,

powers aa well àa objèMjSfe pnd purposes ana shall not be deemed to exclude by sewers, e’eetc r purposes which this aorporatioriVia eaaly by force: bf; the l ÈI the I r! ta te of Delaware now or hereinafter in

FOURTH. The total number of shares of all classes of stock which the corporation is authorized to issue is fifty-five thousand (55,000) shares, all without par value and classified as follows: five thousand (5000) shares of Class "A" stock and fifty thousand (50,000) shares of Class "B" stock, which stock shall be subscribed for, issued and paid in in the manner and for the consideration or issue price determined by the Board of Directors of the corporation.

The said classes of stock shall have equal rights and preference as to participation in dividends and assets, save that the sole voting power shall be vested in said Class "B" stock.

The Board of Directors may by resolution designate said Class "A" stock as Employees Stock, to be issuable to and to be held only by employees of the corporation.

The holders of Class "A" stock shall not be entitled to vote at any meeting of the stockholders of the corporation. Said shares of Class "A" stock may be called at any time at the discretion of the Board of Directors for purchase by the corporation out of its surplus, on ten days notice to the stockholders of record of that class, and on payment to the holder or holders thereof of the book value of said shares as determined from the books of the company by a certified accountant's audit at the close of business for the previous fiscal year, with interest upon the amount so determined at five per cent (5%) per annum from the end of said fiscal year to the date fixed in the said call for purchase.

It is further provided that if any holder of said Class "A" stock be an employee of the corporation and be discharged or leave the employ of the corporation or shall decease, any or all shares of said class held by the said employee may be called for purchase in a like manner.

It is further provided that no holder of said Class "A" stock, however said stock may have been acquired, shall sell or transfer any of said shares until such shareholder shall have given the Secretary of the corporation written notice of his intention so to do, in which case the corporation shall within ten days have the right to call the same for purchase in the manner and upon the terms as above provided.

Said call for purchase made by the corporation in either or any of said cases shall be by written notice either delivered to said stockholder or mailed to him at his last place of residence as shown on the records of the corporation. Immediately upon such call being made, such stockholder shall tender his certificate or certificates for said shares of stock to the Secretary of the corporation and shall thereupon receive the purchase price therefor determined as aforesaid. In case the stockholder shall not within ten days after the date fixed in said call for purchase tender and deliver said certificate or certificates of stock, said secretary may cause the said certificate or certificates to be cancelled on the books of the company and deposit to the order of said stockholder at the office of the corporation a sum equal to said book value, with interest as aforesaid payable to said stockholder, without further interest, upon demand and upon delivery of his said certificate or certificates of stock. And upon such cancellation and deposit, the corporation may re-issue the said shares of stock in the same manner provided for the original issue thereof.

The minimum amount of capital with which the corporation will commence business is ONE THOUSAND DOLLARS ($1,000.00).

FIFTH: The names and places of residence of each of the incorporators are as follows:

NAME	RESIDENCE
B. R. BERRY	DOVER, DELAWARE
A. L. RAUGHLEY	DOVER, DELAWARE
J. M. TOWNSEND	DOVER, DELAWARE

SIXTH: The corporation is to have perpetual existence.

SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

EIGHTH. The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

(1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws, but shall not be less than three. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the stockholders at an annual or special meeting as shall be provided in the by-laws.

(2) By a resolution or resolutions passed by a majority of the whole board, the board of directors may designate one or more committees, each committee to consist of two or more directors of the corporation, which, to the extent provided in said resolution or resolutions or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and shall have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation, or as may be determined from time to time by resolution adopted by the board of directors.

(3) The board of directors shall have power

(a) Without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the bylaws of this corporation; to fix and vary the amount to be reserved as working capital; to authorise and cause to be executed mortgage» and liana upon all the property of the corporation, or any part ;%; thereof; to determine the uae and disposition of any surplus or net profita over and above the capital stock paid in, and to fix the times for the dilatation and payment of dividends (T ) With the ooneent in writing of the holders Vf a twe thirda of the voting a took issued and outstanding, or upon the affirmative vote of the holders of a two thirds of the stock issued and outstanding having voting power, to sell, lease or exchange all of its property and assets, including its good will and its corporate franchises, upon such terras and conditions and for such consideration as the hoard of directors shall deer* expedient and for the best interests of the corporation» fo) To determine from time to time whether, and to what extent, and at what times and places, and under what oondi tlons and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the Inspection of the stockholders; and no stockholder shall have any right t, inspect any account or book or document of the corporation unless expressly so authe irid by statute or by a resolution of the stockholders or the directors* (4) The directors in their discretion may submit any contrast or act for approval or ratification at any annual rr ee* ;nç of the stockholders cr et any meeting of the stockholders culled for the purpose of considering any such act or contract, an any contract er act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the cor» poraticn which is represented in person or by proxy at such meet** ing and entitled to vote thereat (provided that a lawful quorum of stor WiOlôers be there represented in person or by proxy) shall working capital; to authorize and cause to be executed mortgages and liens upon all the property of the corporation, or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and to fix the times for the declaration and payment of dividends.

(b) With the consent in writing of the holders of a two-thirds of the voting stock issued and outstanding, or upon the affirmative vote of the holders of a two-thirds of the stock issued and outstanding having voting power, to sell, lease or exchange all of its property and assets, including its good will and its corporate franchises, upon such terms and conditions and for such consideration as the board of directors shall deem expedient and for the best interests of the corporation.

(c) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the corporation unless expressly so authorized by statute or by a resolution of the stockholders or the directors.

(4) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(5) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powersand do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

NINTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, we have hereunto set our hands and seals, the 9th day of December 1929.

B R Berry (L.S.)

A. L. Baughley (L.S.)

J. M. Townsend (L.S.)

In Presence of:
Lillian C. Hutchins
as to all

j LILLIAN C KUTCHINS» f il r, Notary Public in and for the County and State aforesaid, B B BERRY, A* L BAUGHLK and JV If parties to the foregoing Certificate of < j Incorporation» knenn to me personally to be J and severally acknowledged the said certificate jl to be the act and deed of thft signers respectively, | and that the fact© therein stated r\re truly eet I forth ‘j uXVJSN under my hand and seal of office j the day and year aforesaid* C * ij Notary Public ;’i